                                                           EXHIBIT 4.(ii)(d)(14)

                            S P E C I M E N  N O T E

                                                          CUSIP NO.  390543 AD 8

$_________                                                             No. _____


                      UNITED STATES GOVERNMENT GUARANTEED
                SHIP FINANCING OBLIGATION, INDEPENDENCE SERIES B

                    Floating Rate Note Due December 7, 2005


                                   Issued by

                          GREAT INDEPENDENCE SHIP CO.


         Principal and interest guaranteed under Title XI of the Merchant Marine Act, 1936, as amended.

         Great Independence Ship Co., a Delaware corporation (herein called the

        "Shipowner"), FOR VALUE RECEIVED, promises to pay to___________________ or registered assigns, the principal sum of____________________________________
_____________________________ ($_________) on December 7, 2005, and to pay
interest semiannually on June 7 and December 7 of each year, commencing December 7, 1996, on the unpaid principal amount of this 2005 Note (as hereinafter defined) at a floating interest rate equal to 0.27% plus the six
(6) month London Interbank Borrowing Rate as hereinafter discussed ("LIBOR") (calculated on the basis of the actual number of days for which interest is payable divided by 360) from the interest payment date referred to above next preceding the date of this Note to which interest on the 2005 Notes has been paid (unless the date hereof is the date to which interest on the 2005 Notes has been paid, in which case from the date of this 2005 Note), or if no interest has been paid on the 2005 Notes since the original issue date (as defined in the Indenture hereinafter mentioned) of this 2005 Note, from such original issue date, until payment of said principal sum has been made or duly provided for, and at the same rate per annum on any overdue principal. If all or a portion of any principal or interest due on a 2005 Note is not paid by the Shipowner when due, such overdue amount shall bear interest at the rate per annum that otherwise would be applicable pursuant to the following paragraph (for Reset Periods, as hereinafter defined, of six months). Notwithstanding any other provision of this 2005 Note, in no event shall the interest rates set forth herein, whether pre-default or post-default, exceed 11.70%.

         Two Business Days prior to the commencement of each Reset Period ("Interest Reset Date"), the Indenture Trustee will determine LIBOR for such Reset Period on the basis of the offered rates for deposits in United States dollars having a maturity of six (6) months (and, if so categorized, in a principal amount comparable to the amount scheduled to be Outstanding under the 2005 Notes [having the same Reset Period] during such Reset Period) which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time. If at least two such offered rates appear on the Reuters Screen LIBO Page, LIBOR for such Reset Period shall be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of such offered rates on the applicable Interest Reset Date, as determined by the Indenture Trustee. If fewer than two offered rates appear, LIBOR for such Reset Period shall be the arithmetic average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates quoted at approximately 11:00 a.m., New York time, on such Interest Reset Date by three major banks in New York City selected by the Indenture Trustee as the rates at which such banks offer deposits in United States dollars to leading banks in the interbank eurodollar market for delivery on the first day of such Reset Period, having a maturity of six (6) months and in a principal amount comparable to the amount scheduled to be Outstanding under the 2005 Notes (having the same Reset Period) during such Reset Period; provided, however, that if banks in New York City selected by the Indenture Trustee are not quoting rates as mentioned herein, LIBOR for such Reset Period shall be the single rate appearing on the Reuters Screen LIBO Page in effect on such Interest Reset Date or, if no such rate appears, LIBOR for such Reset Period shall be as determined on the previous Interest Reset Date. For the purpose of calculation of the LIBOR rate, the term "Reset Period" will mean (i) initially, the period from and including the initial delivery date of such 2005 Notes to the Holders and ending on but excluding the seventh (7th) day of December, 1996 and (ii) thereafter, each successive period beginning on the last day of the next preceding Reset Period and ending on but excluding the seventh (7th) day of the next succeeding sixth calendar month, provided, however, if any Reset Period would otherwise end on a day which is not a Business Day, such Reset Period will be extended to the next succeeding Business Day; and provided, further, with respect to overdue amounts of principal and





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interest on the 2005 Notes, the Reset Period will also be as provided herein.

         The principal of and the interest on this 2005 Note are payable to the registered Holder hereof at the Corporate Trust Office of the Indenture Trustee, 101 Barclay Street, Floor 7 East, New York, New York 10286, or at the offices or agencies which may be maintained from time to time by the Shipowner for such purposes in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein; provided that, interest may be paid at the option of the Shipowner by check mailed to the address of the registered Holder hereof as such address shall appear on the Obligation Register of said Indenture Trustee, and provided further, that the Shipowner and the registered Holder hereof may enter into other arrangements as to payment in accordance with the Special Provisions of the Indenture.

         This 2005 Note is one of an issue of obligations of the Shipowner of $6,903,000 aggregate principal amount consisting of $3,363,000 principal amount of floating rate notes due December 7, 2005 (the "2005 Notes") and $3,540,000 principal amount of 7.46% sinking fund bonds due December 7, 2015, designated as its "United States Government Guaranteed Ship Financing Obligations, Independence Series B" (collectively, the "Additional Obligations"). The Shipowner has previously issued obligations in the aggregate principal amount of $26,429,000, consisting of $13,214,000 principal amount of floating rate notes due December 7, 2005 and $13,215,000 principal amount of 6.84% sinking fund bonds due December 7, 2015, designated as its "United States Government Guaranteed Ship Financing Obligations, Independence Series A" (the "Original Obligations", and together with the Additional Obligations, herein collectively referred to as the "Obligations"). The Obligations are all issued or to be issued under a Trust Indenture dated as of December 7, 1995, as supplemented by Supplemental Indenture No. 1 dated as of March 28, 1996 (said Trust Indenture, as the same has been amended, modified and supplemented by said Supplemental Indenture No. 1 and as the same may be further amended, modified or supplemented from time to time as permitted thereunder, herein called the "Indenture"), between the Shipowner and The Bank of New York, a





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New York banking corporation, as Indenture Trustee (said Indenture Trustee, and its successors as defined in the Indenture, herein called the "Indenture Trustee") to aid in financing the cost of the reconstruction by the Shipowner of the Vessel (as defined in the Indenture). Reference is hereby made to the Indenture for a definition of certain terms used herein and a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Shipowner and the Indenture Trustee, and the rights and limitations of rights of the Holders of the Obligations. This 2005 Note is one of the 2005 Notes referred to above.

         In accordance with the terms of an Authorization Agreement dated as of December 7, 1995, as amended by Amendment No. 1 to Authorization Agreement dated as of March 28, 1996, and as modified by the Secretary's Determination dated as of March 28, 1996 (said Authorization Agreement, as so amended and modified, and as the same may be further amended from time to time as permitted thereunder, herein called the "Authorization Agreement"), between the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (herein called the "Secretary"), and the Indenture Trustee and by endorsement of the guarantee of the United States of America (herein collectively called the "Guarantees") on each of the Obligations and the authentication and delivery of the Guarantees by the Indenture Trustee, all pursuant to Title XI of the Merchant Marine Act, 1936, as amended, and in effect on December 7, 1995 (herein called the "Act"), the Obligations are guaranteed by the United States of America pursuant to the Authorization Agreement and the Guarantees endorsed thereon. Reference is hereby made to the Authorization Agreement for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Secretary and the Indenture Trustee, and the rights and limitations of rights of the Holders of the Obligations.

         Furthermore, it is hereby noted that Section 1103(d) of Title XI of the Act provides that:

                 "THE FULL FAITH AND CREDIT OF THE UNITED STATES IS PLEDGED TO THE PAYMENT OF ALL





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
                 GUARANTEES MADE UNDER THIS TITLE WITH RESPECT TO BOTH PRINCIPAL AND INTEREST, INCLUDING INTEREST, AS MAY BE PROVIDED FOR IN THE GUARANTEE, ACCRUING BETWEEN THE DATE OF DEFAULT UNDER A GUARANTEED OBLIGATION AND THE PAYMENT IN FULL OF THE GUARANTEE."

         If an Indenture Default (defined in Section 6.01 of Exhibit 1 to the Indenture as a Payment Default, or the giving of a Secretary's Notice) shall have occurred and be continuing, the Indenture Trustee, as provided in the Indenture shall, not later than 60 days from the date of such Indenture Default, demand payment by the Secretary of the Guarantees, whereupon the entire unpaid principal amount of the Outstanding Obligations and all unpaid interest thereon shall become due and payable on the first to occur of the date which is 30 days from the date of such demand or the date on which the Secretary pays the Guarantees. If no demand for payment of the Guarantees shall have been made by the Indenture Trustee on or before the 30th day following an Indenture Default, the Holder of any Outstanding Obligation may, in the manner provided in the Indenture, make such demand in place of the Indenture Trustee. In the event of an Indenture Default of which the Secretary has actual knowledge, the Secretary, as provided in the Authorization Agreement, will publish notice in the Authorized Newspapers, which shall be The Wall Street Journal (all editions) and The Journal of Commerce, of the occurrence of such Indenture Default within 30 days from the date of such Indenture Default, unless demand for payment under the Guarantees shall previously have been made by the Indenture Trustee, but any failure to publish such notice or any defect therein shall not affect in any way any rights of the Indenture Trustee or any Holder of an Obligation with respect to such Indenture Default.

         Within 30 days from the date of any demand for payment of the Guarantees, the Secretary shall pay to the Indenture Trustee, as agent and attorney-in-fact for the Holders of the Outstanding Obligations (including this 2005 Note), all the unpaid interest to the date of such payment on, and the unpaid balance of the principal of such Obligations in full, in cash; provided that, in the case of a demand made as a result of a Payment Default, the Secretary shall not be required to make any such payment if





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within such 30-day period (and prior to any payment of the Guarantees by the
Secretary), the Secretary finds either that there was no Payment Default, or that such Payment Default was remedied prior to the demand for payment of the Guarantees, in which event the Guarantees shall continue in full force and effect.

         The Holder of this 2005 Note, by the purchase and acceptance hereof, hereby irrevocably appoints the Indenture Trustee and each other Holder of any Outstanding Obligation as agent and attorney-in-fact for the purpose of making any demand for payment of the Guarantees, and (in the case of the Indenture Trustee) of receiving and distributing such payment; provided that, no action or failure to act by the Indenture Trustee shall affect the right of the Holder of this 2005 Note to take any action whatsoever permitted by law and not in violation of the terms of this 2005 Note or of the Indenture.

         In the event of (a) a default, continued for 25 days, in the payment of the principal of or interest on the Obligations (including this 2005 Note) when due, or (b) any default under the security agreement, the mortgage or any related agreement between the Secretary and the Shipowner, the Secretary shall have the right to and may, in its discretion by written notice given to the Indenture Trustee on or after said 25-day period or after such default but prior to receipt by the Secretary of a demand in accordance with the Indenture for payment under the Guarantees, assume all of the rights and obligations of the Shipowner under the Indenture and the Obligations, and if such default relates to the payment of the principal of and interest on the Obligations, make all payments then in default under the Obligations.

         Any amount payable by the Secretary under the Guarantees shall not be subject to any claim or defense of the United States of America, the Secretary, or others, whether by way of counter-claim, set-off, reduction or otherwise. Further, the Holder of this 2005 Note shall have no right, title or interest in any collateral or security given by the Shipowner to the Secretary.

         After payment of the Guarantees by the Secretary to the Indenture Trustee, this 2005 Note (1) if it has not then been surrendered for cancellation or cancelled, shall represent only





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
the right to receive payment in cash of an amount (less the amount, if any, required to be withheld with respect to transfer or other taxes on payments to the Holder of this 2005 Note) equal to the unpaid principal amount hereof and the unpaid interest accrued hereon to the date on which the Secretary shall have paid the Guarantees in full in cash to the Indenture Trustee, (2) shall otherwise no longer constitute or represent an obligation of the Shipowner, and
(3) shall not be entitled to any other rights or benefits provided in the Indenture, subject to Section 6.08 of the Indenture.

         The 2005 Notes (including this 2005 Note) may be prepaid at 100% of the principal amount thereof, upon the terms and conditions provided in the Indenture, in whole or in part, at the option of the Shipowner, on any Interest Payment Date upon at least 30 and not more than 60 days' prior notice given as provided in the Indenture.

         The 2005 Notes (including this 2005 Note) are also subject to repayment, upon the terms and conditions provided in the Indenture and upon like notice, through the operation of a mandatory sinking fund providing for the repayment on December 7, 1996, and on each June 7 and December 7 thereafter to and including June 7, 2005, at 100% of the principal amount thereof plus interest accrued thereon to such date, of a principal amount of such 2005 Notes equal to $177,000 and on December 7, 2005, the entire unpaid principal amount of the Outstanding 2005 Notes shall be paid in full, together with all interest accrued thereon to such date, provided that, notwithstanding the foregoing provisions of this paragraph, that in case the principal amount of Outstanding 2005 Notes shall be reduced by reason of prepayment described in part (a) of the next succeeding paragraph, the principal amount of 2005 Notes to be repaid through the operation of the mandatory sinking fund on each subsequent mandatory sinking fund repayment date shall be subject to reduction as provided in the Indenture. In lieu of making all or any part of any such mandatory sinking fund repayment, the Shipowner may, at its option, receive credit for 2005 Notes (not previously credited against a mandatory sinking fund repayment or which the Shipowner has advised the Indenture Trustee have been credited with respect to a determination by the Secretary as to whether or not the principal amount of Outstanding Obligations





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
exceeds 87.5% of the Depreciated Actual Cost of the Vessel, as determined by the Secretary under Section 1104A(b)(2) of the Act) (i) prepaid pursuant to the optional sinking fund prepayment provided for in the last sentence of this paragraph, (ii) prepaid by the Shipowner pursuant to the optional prepayment referred to above, or (iii) purchased or acquired by the Shipowner other than by prepayment. 2005 Notes so credited shall be credited by the Indenture Trustee at 100% of the principal amount thereof. In addition to any such mandatory sinking fund repayment, the Shipowner may, at its option, prepay on the due date of any such mandatory sinking fund repayment, at 100% of the principal amount thereof, plus interest accrued thereon to such date, an additional principal amount of 2005 Notes up to the principal amount of 2005 Notes required to be repaid pursuant to such mandatory sinking fund requirement on such date, and before any credit pursuant to the preceding sentence; provided that, the right to make any such optional sinking fund prepayment shall not be cumulative.

         The Obligations (including this 2005 Note) are also subject to prepayment, upon the terms and conditions provided in the Indenture, at 100% of the principal amount thereof, plus interest accrued thereon to the date of prepayment, upon at least 30 and not more than 60 days prior notice (a) in part, in the event that Obligations must be prepaid or redeemed so that the principal amount of all Obligations Outstanding after such prepayment or redemption will not exceed 87.5% of the Depreciated Actual Cost of the Vessel, as determined by the Secretary, (b) in whole, in the event of an actual, constructive, agreed or compromised total loss of, or requisition of title to, or seizure or forfeiture of, the Vessel, or (c) in whole, in the event that, after an assumption by the Secretary of the Obligations, a purchaser of the Vessel from the Secretary does not assume all the rights and obligations of the Shipowner under the Indenture relating to the Vessel.

         The Obligations (including this 2005 Note) may also be prepaid upon the terms and conditions provided in the Indenture, in whole, at the option of the Secretary, at any time following an assumption of the Obligations and the Indenture by the Secretary and prior to any sale of the Vessel to a purchaser which assumes the Shipowner's rights and obligations under the





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Obligations and the Indenture, upon at least 30 and not more than 60 days'
prior notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount to be prepaid, plus interest accrued to the date fixed for prepayment.

         Any optional prepayment shall be subject to the receipt of the prepayment moneys by the Indenture Trustee or any Paying Agent. 2005 Notes called for prepayment shall (unless the Shipowner shall default in the payment of such 2005 Notes at the applicable Redemption Price plus accrued interest) cease to bear interest on and after the date fixed for repayment.

         As provided in the Indenture and to the extent permitted thereby, compliance by the Shipowner with any of the terms of the Indenture may be waived, and the Indenture and the rights and obligations of the Shipowner, and the rights of the Holders of the Obligations (including this 2005 Note) thereunder may be modified, at any time with the prior consent of the Secretary, and except as otherwise expressly provided in the Indenture, the consent of the Holders of at least 60% in principal amount of the Outstanding Obligations affected thereby in the manner and subject to the limitations set forth in the Indenture; provided that, no such waiver or modification shall (1) without the consent of the Holder of each Obligation affected thereby: (a) change the Stated Maturity or reduce the principal amount of any Obligation,
(b) extend the time of payment of, or reduce the rate of, interest thereon, (c) change the due date of or reduce the amount of any repayment or sinking fund payment, (d) reduce any premium payable upon the redemption thereof, or (e) change the coin or currency in which any Bond or the interest thereon is payable; or (2) without the consent of all Holders of Obligations: (a) terminate or modify any of the Guarantees or the obligations of the United States of America thereunder, (b) reduce the amount of any of the Guarantees,
(c) eliminate, modify or condition the duties of the Indenture Trustee to demand payment of the Guarantees, (d) eliminate or reduce the eligibility requirements of the Indenture Trustee, or (e) reduce the percentage of principal amount of Obligations the consent of whose Holders is required for any such modification or waiver.

         The Indenture provides that the Obligations (including this 2005 Note) shall no longer be entitled to any benefit provided





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therein if the Obligations shall have become due and payable at Maturity
(whether by repayment, prepayment, redemption or otherwise) and funds sufficient for the payment thereof (including interest to the date fixed for such payment, together with any premium thereon) and available for such payment
(1) shall be held by the Indenture Trustee or any Paying Agent, or (2) shall have been so held and shall thereafter have been paid to the Shipowner after having been unclaimed for 6 years after the date of maturity thereof (whether by repayment, prepayment, redemption or otherwise) or the date of payment of the Guarantees, except for the right (if any), of the Holder to receive payment from the Shipowner of any amounts paid to the Shipowner as provided in (2) above with respect to this 2005 Note, all subject to the provisions of Section
6.08 of Exhibit 1 to the Indenture.

         This 2005 Note is transferable by the registered Holder or by his duly authorized attorney, at the Corporate Trust Office of the Indenture Trustee, upon surrender or cancellation of this 2005 Note, accompanied by an instrument of transfer in form satisfactory to the Shipowner and the Indenture Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon a new, fully registered 2005 Note or 2005 Notes of like maturity for the same aggregate principal amount will be issued to the transferee in exchange therefor, each in the principal amount of $1,000 or any integral multiple thereof, subject to the provisions of the Indenture. The Indenture provides that the Shipowner shall not be required to make transfers or exchanges of (1) Obligations for a period of 15 days immediately prior to an Interest Payment Date, (2) Obligations after demand for payment of the Guarantees and prior to payment thereof or rescission of such demand as provided in Section 6.02(a) of Exhibit 1 to the Indenture, or (3) any Obligation which has been selected for redemption in whole or in part, except as to the unredeemed portion of any Obligation being repaid, prepaid or redeemed in part.

         The Shipowner, the Secretary, the Indenture Trustee and any office or agency for the payment of Obligations may deem and treat the person in whose name this 2005 Note is registered as the absolute owner hereof for all purposes, and neither the Shipowner, the Secretary, the Indenture Trustee, nor any such





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office or agency shall be affected by any notice to the contrary, whether this
2005 Note shall be past due or not.

         No recourse shall be had for the payment of principal of, or the interest or premium (if any) on, this 2005 Note, or for any claim based hereon or on the Indenture, against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Shipowner or of any successor corporation, as such, either directly or through the Shipowner or any such successor corporation, under any constitution, statute or rule of law or by the enforcement of any assessment, or otherwise, all such liability being expressly waived and released by the acceptance of this 2005 Note and by the terms of the Indenture.

         Neither this 2005 Note nor the Guarantee endorsed hereon shall be valid or become obligatory for any purpose until the Indenture Trustee shall have fully signed the authentication certificate endorsed hereon.





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
         IN WITNESS WHEREOF, the Shipowner has caused this 2005 Note to be duly executed by the manual or facsimile signatures of its duly authorized officers under its corporate seal or facsimile thereof.

Dated:   ________________                  GREAT INDEPENDENCE SHIP CO.



                                                   BY: _________________________




Attest:


______________________





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
                   GUARANTEE OF THE UNITED STATES OF AMERICA

         The United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, pursuant to Title XI of the Merchant Marine Act, 1936, as amended, hereby guarantees to the Holder of the within Obligation, upon demand by the Holder or his agent, payment of the unpaid interest on, and the unpaid balance of the principal of, such Obligation, including interest accruing between the date of default under such Obligation and the payment in full of this Guarantee. The full faith and credit of the United States of America is pledged to the payment of this Guarantee. The validity of this Guarantee is incontestable in the hands of any Holder of such Obligation. Payment of this Guarantee will be made in accordance with the provisions of such Obligation.

                                      UNITED STATES OF AMERICA
                                      SECRETARY OF TRANSPORTATION


(SEAL OF THE DEPARTMENT
     OF TRANSPORTATION)

                                       BY:______________________
                                          Maritime Administrator



                 TRUSTEE'S AUTHENTICATION CERTIFICATE


         This is one of the Obligations described in the Indenture and the foregoing Guarantee is one of the Guarantees described in the Authorization Agreement.

                                                            THE BANK OF NEW YORK
                                                              Indenture Trustee




                                                            BY:_________________





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
                        PAYMENTS ON ACCOUNT OF PRINCIPAL


                  Amount of       Balance of         Authorized
Payment Date    Principal Paid  Principal Unpaid      Signature
- ------------    --------------  ----------------      ---------









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